Exhibit 10.40

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made this ____ day of May, 2014, between Armada Water Assets, Inc., a Nevada corporation (the “Company”) and __________, an individual (“Indemnitee”).

RECITALS

Whereas, the Company expects Indemnitee to join the Company as a member of its board of directors;

WHEREAS, the board of directors of the Company (the "Board") has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available;

WHEREAS, the Company has adopted provisions in its Articles of Incorporation (“Articles”) and bylaws (“Bylaws”) providing for indemnification and advancement of expenses of its directors and officers to the fullest extent authorized by the Nevada Revised Statutes, and the Company wishes to clarify and enhance the rights and obligations of the Company and Indemnitee with respect to indemnification and advancement of expenses;

Whereas, Article V, Section 6 of the Bylaws and Nevada Revised Statutes § 78.751 specifically provide that they are not exclusive, and thereby contemplate that agreements may be entered into between the Company and the members of its Board of Directors and officers with respect to indemnification of such directors and officers;

WHEREAS, in order to induce and encourage highly experienced and capable persons such as Indemnitee to serve and continue to serve as directors and officers of the Company and in any other capacity with respect to the Company as the Company may request (including, without limitation, as directors and officers of direct and indirect subsidiaries of the Company), and to otherwise promote the desirable end that such persons shall resist what they consider unjustified lawsuits and claims made against them in connection with the good faith performance of their duties to the Company, with the knowledge that certain costs, judgments, penalties, fines, liabilities and expenses incurred by them in their defense of such litigation are to be borne by the Company and they shall receive the maximum protection against such risks and liabilities as may be afforded by applicable law, the Board of Directors of the Company has determined that the following Agreement is reasonable and prudent to promote and ensure the best interests of the Company and its stockholders;

Whereas, it is intended that Indemnitee shall be paid promptly by the Company all amounts necessary to effectuate in full the indemnity provided in this Agreement; and

Whereas, to induce Indemnitee to serve as a member of the Board, the Company has determined and agreed to enter into this Agreement with Indemnitee.

AGREEMENT

Now, Therefore, in consideration of Indemnitee’s continued service as a director or officer of the Company after the date hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1.           Indemnification of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent authorized or permitted by the provisions of the Nevada Revised Statutes, or any successor statute or amendment thereof, or any other statutory provisions authorizing or permitting such indemnification that is adopted after the date of this Agreement, against and all expenses, including but not limited to:

(a)           fees for attorneys, accountants, private investigators, court and transcript costs, fees and expenses of witnesses, travel expenses and all other like disbursements or expenses reasonably incurred by or for Indemnitee, judgments damages, fines, penalties, and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgment, fines, penalties, or amounts paid in settlement) actually and reasonably incurred by or for Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) (a “Covered Action”) to which Indemnitee is made a party as a result of the fact that at the time of the act or omission that is the subject matter of such Covered Action the Indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any direct or indirect subsidiary of the Company), including service with respect to an employee benefit plan; or by reason of anything done or not done by Indemnitee in any such capacity; and

(b)           Otherwise to the fullest extent as may be provided to Indemnitee by the Company under the non-exclusivity provisions of Article 5, Section 6 of the Bylaws of the Company and the Nevada Revised Statutes.

2.           Limitations on Additional Indemnity. No indemnity pursuant to Section 1 of this Agreement shall be paid by the Company to the extent that:

(a)           Payment is actually made to Indemnitee under a valid and collectible insurance policy or policies, except with respect to any excess beyond the amount of payment under such insurance policy or policies. Notwithstanding the availability of such insurance policy or policies, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance policy or policies to the extent Indemnitee is paid by the Company.

(b)           Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement.

2

(c)           Judgment is rendered against Indemnitee for the payment of dividends or other distributions to stockholders of the Company in violation of the provisions of Nevada Revised Statutes § 78.300, as amended.

(d)           Judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other similar provisions of any federal, state or local statutory law.

(e)           Indemnitee’s conduct giving rise to the claim for indemnification, after having reviewed the matter with Company counsel, is determined by the Company to have been a breach of fiduciary duty under Nevada Revised Statutes § 78.138, that involved among other things: having committed any theft, embezzlement, fraud or other act of dishonesty involving the business of the Company; gross negligence; willful misconduct; fraud; breach of the Company’s code of ethics and business conduct; breach of the Company’s governing instruments, including but not limited to bylaws and articles of incorporation; or any knowing violation of the law.

(f)           Except as otherwise provided in this Agreement, in connection with all or any part of a suit or other proceeding that is initiated or maintained by or on behalf of Indemnitee, or any suit or other proceeding by Indemnitee against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by Nevada law; (ii) the suit or other proceeding was expressly authorized by the Board of Directors of the Company in writing or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law.

3.           Continuation of Indemnity. All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the Company) and shall continue thereafter so long as Indemnitee may be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee was a director or officer of the Company, or both, or serving in any other capacity referred to in this Agreement.

4.           Advancement of Expenses. In the event Indemnitee incurs costs or expenses in connection with the defense of any civil, criminal, administrative or investigative action, suit or proceeding (including any costs or expenses incurred for any appeal therefore), the Company agrees to pay such costs or expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding within 30 calendar days of submission of bills or vouchers for such costs or expenses upon receipt of an undertaking by or on behalf of Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction from which there is no further right to appeal that he or she is not entitled to be indemnified by the Company. Indemnitee agrees to reimburse the Company for all amounts paid by the Company in defending any civil, criminal, administrative, investigative action, suit or proceeding against Indemnitee, including amounts paid in settlement, in the event and only to the extent that it is ultimately determined by a court of competent jurisdiction from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Company for such expenses under the provisions of the Nevada Revised Statutes, Bylaws, this Agreement or otherwise. In the case of an action brought by the Company for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other similar provisions of any federal, state or local statutory law, however, costs and expenses will not be advanced unless such action is approved by a majority of the directors of the Company who both hold office at the time of the commencement of such case and held office at the time of the conduct alleged to have given rise to liability on the part of the Indemnitee.

3

5.           Jointly Indemnifiable Claims.

(a)           The Company acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more Indemnitee-Related Entities (as defined below) due to the service of Indemnitee as a director, officer, employee, agent or trustee of the Company at the request of the Indemnitee-Related Entities or otherwise. Notwithstanding such rights, the Company acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitee-Related Entities to provide indemnification or to advance expenses for the same expenses or amounts incurred by Indemnitee are secondary), and the Company shall be fully responsible for payment to Indemnitee in respect of indemnification or advancement of expenses in connection with any Jointly Indemnifiable Claim (as defined below) pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery Indemnitee may have from any of the Indemnitee-Related Entities.

(b)           Under no circumstance shall the Company be entitled to any right of contribution by, or any subrogation or other right of recovery of any kind against, any of the Indemnitee-Related Entities with respect to Indemnitee.

(c)           In the event of a Jointly Indemnifiable Claim, Indemnitee shall first seek recovery against the Company pursuant to this Agreement, the Company’s Articles of Incorporation or Bylaws, any Company insurance policy or any other indemnity or insurance policy or provision available to Indemnitee from the Company before seeking to recover under any indemnification rights granted, or any insurance policy maintained by, any of the Indemnitee-Related Entities (notwithstanding the foregoing, Indemnitee may notify insurance brokers or insurance providers of any of the Indemnitee-Related Entities of a potential claim). In the event any of the Indemnitee-Related Entities (or an insurance provider pursuant to a policy maintained by or on behalf of such Indemnitee-Related Entity) makes any payment or advancement to Indemnitee with respect to any Jointly Indemnifiable Claim, (i) the Indemnitee-Related Entity making such payment or advancement shall be subrogated to the extent of such payment or advancement to all of the rights of recovery of Indemnitee against the Company, (ii) the Company shall reimburse, indemnify and hold harmless such Indemnitee-Related Entities for all such payments or advancements made and (iii) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. If Indemnitee subsequently receives or recovers from the Company such amounts paid or advanced by the Indemnitee-Related Entities (or insurance provider), Indemnitee shall promptly pay over the amounts so received or recovered to such Indemnitee-Related Entity. No right of advancement or recovery Indemnitee may have or receive from any of the Indemnitee-Related Entities (or any of their insurance providers) shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder.

4

(d)           The Company acknowledges and agrees that its obligations to indemnify and advance Expenses to Indemnitee pursuant to this Agreement or any other indemnity or insurance policy or provision available to Indemnitee from the Company or any other company or organization where Indemnitee is serving at the request of the Company (including, without limitation, any direct or indirect subsidiary of the Company) shall not be discharged to the extent Indemnitee has been required to return or has been otherwise disgorged of such payment(s) through no fault of Indemnitee. In such an event, Indemnitee shall be entitled to seek indemnification and/or advancement of expenses against the Company, and only thereafter against the Indemnity-Related Entities to the extent Indemnitee has any such rights against the Indemnity-Related Entities.

(e)           The Company and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6, entitled to enforce this Section 5 as though each such Indemnitee-Related Entity were a party to this Agreement.

(f)           For purposes of this section, “Indemnitee-Related Entities” means any corporation, limited liability company, general or limited partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee, agent or fiduciary and which service is covered by the indemnity described in this Agreement) from whom Indemnitee may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy), including, without limitation, the entities set forth on Schedule 5(f) hereto.

(g)           For purposes of this section, “Jointly Indemnifiable Claim” shall be broadly construed and shall include, without limitation, any Covered Action for which Indemnitee shall be entitled to indemnification or advancement of Expenses from (i) one or more Indemnitee-Related Entities and (ii) the Company pursuant to applicable law, any agreement or the articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company, or any parent or subsidiary of the Company, or the Indemnitee-Related Entities, as applicable.

6.           Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the maximum extent permitted by the Nevada Revised Statutes, Indemnitee shall be entitled to indemnification against all expenses reasonably incurred by or for Indemnitee, or on Indemnitee’s behalf, if Indemnitee appears (or is asked to appear) as a witness, or otherwise incurs legal expenses as a result of or related to Indemnitee’s service as a director or officer of the Company (or as a director or officer of direct and/or indirect subsidiaries of the Company), in any Covered Action to which Indemnitee neither is, nor is threatened to be made, a party.

5

7.           Presumptions and Effect on Certain Proceedings. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the Nevada Revised Statutes and public policy of the State of Nevada. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, arbitration award, conviction or on a plea of nolo contendere or its equivalent shall not affect this presumption except as may be provided in Section 3 of this Agreement.

8.           Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim with respect thereto is to be made against the Company under this Agreement, notify the Company of the commencement of the same; but the failure by Indemnitee to notify the Company will not relieve the Company from any liability that it may have to Indemnitee. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof:

(a)           The Company shall be entitled to participate therein at its own expense; and

(b)           Except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of the action, suit or proceeding, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense shall be at the sole expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel reasonably satisfactory to Indemnittee to assume the defense of such action, suit or proceeding. In each such instance set forth in (i)-(iii) above, the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided in (ii) above.

(c)           The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s prior express written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on or disclosure obligation with respect to Indemnitee without Indemnitee’s prior express written consent. Neither the Company nor Indemnitee will unreasonably withhold their consent to any proposed settlement.

6

9.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to continue as a director or officer of the Company, and acknowledges that Indemnitee is relying on this Agreement in accepting or continuing in such capacity.

(b)           In the event Indemnitee is required to bring any action to enforce his or her rights or to collect moneys due under this Agreement, the Company shall advance Indemnitee all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action. Indemnitee shall be responsible for reimbursement to the Company of such advances in the event that Indemnitee is not successful in such action.

10.         No Employment Rights. Nothing in this Agreement is intended to confer on Indemnitee any right to continue in the employ of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of Indemnitee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause, except as may be provided otherwise in an agreement between the Company and Indemnitee.

11.         Severability. Each of the provisions of this Agreement are separate and distinct and independent of one another, so that if any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement.

12.         Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses provided by this Agreement shall not be deemed exclusive of any other right that Indemnitee may now or hereafter acquire under any applicable law, agreement, vote of stockholders or directors, provisions of the Articles or Bylaws, or otherwise.

13.         Blue Pencil. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court making such determination shall have the power to amend such provision or to delete specific words or phrases so that such provision shall then be enforceable to the fullest extent permitted by law.

14.         Subrogation. Except to the extent provided in Section 6 hereof, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including without limitation, the execution of such documents necessary to enable the Company to effectively bring suit to enforce such rights.

15.         Governing Law and Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without resort to conflict of laws principles.

16.         Binding Effect. This Agreement shall be binding on the parties, their successors and assigns, and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives and assigns, and to the benefit of the Company, its successors and assigns. The Company shall require and cause any successor to all, substantially all or a substantial part of the business and/or assets of the Company (whether by direct or indirect purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place in a written agreement reasonably satisfactory to Indemnitee.

7

17.         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party.

18.         Amendment. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in a writing signed by both parties hereto.

19.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed and addressed to the following addresses:

If to Indemnitee:

With a copy to:

If to the Company:	Armada Water Assets, Inc.
2425 Fountain View Drive, Suite 300
Houston, TX 77057
Attention: Chief Executive Officer

With a copy to:	Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
Attention: Stephen M. Cohen, Esq.

A party may change their address by delivering notice of such changed address in the manner set forth in this Section 19.

20.           Headings; Pronouns. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

[Remainder of page is intentionally blank.]

8

In Witness Whereof, the parties hereto have executed this Indemnity Agreement as of the date first above written.

Indemnitee	ARMADA WATER ASSETS, Inc.
a Nevada corporation

By:
Name:	Name: Maarten Propper
Title: Chief Executive Officer

[Signature Page to Indemnification Agreement]

SCHEDULE 5(f) TO INDEMNIFICATION AGREEMENT